Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS THIRD QUARTER

FISCAL 2007 RESULTS

MEDFORD, Oregon, May 14, 2007 – Harry & David Holdings, Inc., announced financial results today for the third fiscal quarter ended March 31, 2007.

Net sales for the thirteen-week period ended March 31, 2007 were $98.2 million, an increase of $3.6 million, or 3.8%, over the thirteen-week period ended March 25, 2006, primarily driven by increases in the Company’s Harry & David Direct Marketing segment and wholesale sales of Jackson & Perkins® and Harry & David® products, as well as the timing of the Easter holiday this year versus last year.

For the third quarter of fiscal 2007, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, was a loss of $17.7 million, compared to a loss of $18.5 million in the same period last fiscal year. The improved EBITDA was primarily due to increased net sales on a per package basis in the Harry & David Direct Marketing segment as a result of reduced markdowns and promotional activity and increased shipping and handling revenue. In addition, the improvement was driven by lower variable manufacturing costs per package and lower package delivery expenses as the Company reduced its free express upgrade promotions and realized a favorable mix of lower cost delivery methods. The Company’s EBITDA performance would have been favorable by $8.2 million but our results include a $7.4 million loss due to the sale of Jackson & Perkins.

Pre-tax loss for the third quarter of fiscal 2007 was $28.1 million, compared to a pre-tax loss of $28.9 million reported in the same period last fiscal year, as the $9.3 million improvement in operating loss, as mentioned above, was largely offset by a $7.4 million loss on the divestiture of the company’s Jackson and Perkins Wholesale and Direct Marketing businesses. Net loss for the third quarter of fiscal 2007 was $16.8 million, reflecting an effective tax rate of 40.1%, compared to net loss of $19.5 million, reflecting an effective tax rate of 32.4%, reported in the same period last fiscal year.

On April 10, 2007, the Company completed the sale of its Jackson & Perkins business, including the direct marketing and wholesale businesses, the Jackson & Perkins brand, catalog, e-commerce website and associated inventory, including premium rose plants, horticultural products and home and garden décor, as well as its direct marketing and wholesale customer lists and relationships, for $17 million in cash and approximately $4 million comprised of a deferred note, product credits and deferred inventory payments. In connection with the sale, the company entered into an agreement to provide certain transitional services, including agricultural and horticultural services through the end of June 2007, certain wholesale operational services during 2007, and certain direct marketing operational services and rose fulfillment through the end of June 2008. As such, the results of operations of the divested entities are included in continuing operations, while the assets and liabilities that were sold are classified as Assets Held for Sale and Liabilities Related to Assets Held for Sale in the consolidated balance sheet. The assets held for sale were written down to fair value, resulting in a loss on divestiture of Jackson & Perkins Direct Marketing and Jackson & Perkins Operations of $7.4 million.

On April 27, 2007, the company completed the sale of approximately 3,200 acres of land in Wasco, California and the associated buildings and equipment for $29 million in cash. The land assets were used by the Company for its Jackson & Perkins rose growing operations. The Company expects that the land sale will result in a net gain of $11.5 million and a gain on Jackson & Perkins Wholesale of approximately $2.9 million, which will be recognized in the fourth quarter.

For the forty weeks ended March 31, 2007, the Company reported net sales of $553.2 million and EBITDA of $100.0 million, as compared to net sales of $514.7 million and EBITDA of $55.0 million for the thirty-nine week period ended March 25, 2006. The net sales increase was $30.8 million, or 6.0%, in the first three quarters of fiscal 2007 from the first three quarters of fiscal 2006, when normalized for a thirty-nine week period. The pre-tax income for the first forty weeks of fiscal 2007 was $65.3 million, compared to $21.2 million reported in the same thirty-nine week period in fiscal 2006, primarily due to a $35.7 million improvement in operating income and a one-time $15.8 million non-cash curtailment gain associated with the freeze of the Company’s pension plan, effective June 25, 2006, partially offset by the $7.4 million loss on divestiture of the Jackson & Perkins Wholesale and Direct Marketing businesses. Net income for the forty weeks ended March 31, 2007 was $39.9 million compared to net income of $12.2 million for the thirty-nine weeks ended March 25, 2006.

“We are pleased with our overall performance in the third quarter and our position relative to a year ago,” said Bill Williams, President and Chief Executive Officer. “We have continued to post sales increases and improve our gross margin. These trends are a result of our strategies implemented following Christmas 2005. In addition, we recently completed the sale of Jackson and Perkins, which will allow us to focus our efforts solely on growing the Harry and David business. We continue to focus on increasing brand awareness to drive sales in all of our channels and to expand consumer reach in Direct Marketing, our wholesale channel and through opening new outlet stores.”

Gross profit improved $13.9 million to $36.1 million, partially due to $4.5 million from fewer markdowns and promotional discounts. Gross profit margin was 36.7% in the third quarter of fiscal 2007 compared to 23.4% in the same period last year. The improvement was driven by lower manufacturing and fulfillment costs, reduced inventory write-offs related to roses and hardgoods in Jackson & Perkins, reduced delivery expense and the correction of an inventory error that was favorable to cost of goods versus the fiscal third quarter of 2006.

For the third quarter of fiscal 2007, selling, general and administrative expenses increased to $51.7 million, from $47.1 million in the same period last fiscal year, primarily driven by higher performance-based incentive compensation accrual and increased advertising related to the shift in Easter from the fourth quarter in fiscal 2006 to the third quarter in fiscal 2007.

Net sales highlights by operating segment were as follows:

•

Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as shipping and handling revenue, were $47.6 million in the thirteen-week period ended March 31, 2007, up 4.6% from $45.5 million in the thirteen-week period ended March 25, 2006. The increase was primarily due to lower markdowns and higher shipping and handling revenue compared to the third quarter of fiscal 2006, as well as increased shipments due to the timing of the Easter holiday this year versus last year.

•

Harry and David Stores’ segment net sales decreased 4.2% to $20.5 million in the thirteen-week period ended March 31, 2007, from $21.4 million in the thirteen-week period ended March 25, 2006, largely due to our strategic decision not to continue discounted gift card promotions as well as poor weather conditions in many of our large markets, predominantly in the Northeast, resulting in decreased customer traffic compared to the third quarter of fiscal 2006. This was partially offset by an increase in net sales per transaction. There were 134 Harry & David Stores in operation in the third quarter of fiscal 2007, compared to 129 in the comparable period last year. Comparable store sales decreased 5.9% for the thirteen weeks ended March 31, 2007 as compared to last fiscal year. After adjusting for the shift in weeks for the thirteen-week periods in fiscal 2006 and fiscal 2007, comparable store sales were up 0.3%. As adjusted, the quarter ending March 31, 2007 marked the 14th consecutive quarter of positive comparable store sales.

•

Jackson & Perkins’ segment net sales increased 6.0% to $24.9 million in the third quarter of fiscal 2007 due to higher sales in the wholesale division, partially offset by a decrease in the direct marketing division. Jackson & Perkins’ wholesale division net sales increased $1.6 million to $17.4 million in the thirteen-week period ended March 31, 2007. Jackson & Perkins’ direct marketing division sales decreased 1.4% to $7.1 million, primarily due to a reduction in circulation and product assortment compared to the prior year.

•

Other category net sales increased 23.8% to $5.2 million in the thirteen-week period ended March 31, 2007, driven by Harry and David wholesale division’s sales to national retailers, whose programs expanded to include more retail locations and a broader assortment of Harry and David products.

As of March 31, 2007, the Company had total long-term debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior notes. As of this date, the Company had $78.9 million in cash, cash equivalents and short term investments and $123.0 million in unused borrowings under its revolving credit facility, subject to the available borrowing base determined by an asset-based debt limitation formula. Total available borrowings at March 31, 2007 under its revolving credit formula were approximately $14.5 million. The Company believes that cash flow from operations, cash, cash equivalents and short term investments and the available credit facility will be sufficient to fund operations for the next 12 months.

Restatement of Historical Balances

During the quarter ended March 31, 2007, the Company concluded that its historical practice of reclassifying outstanding checks to accounts payable related to its main banking relationship was in error. The Company reviewed the impact of this classification error on both the balance sheet and statement of cash flows and determined that the error to prior year interim and annual financial statements justified a restatement of these historical balances in the Form 10-Q for third quarter of fiscal year 2007 and in future filings with the Securities and Exchange Commission. The effect on the balance sheet was to decrease accounts payable in each period and reduce cash by the same amounts, resulting in a neutral net working capital impact. These changes do not affect presentation of historical or future statements of operations and the full details will be in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission tomorrow, May 15, 2007.

The full interim results for the third fiscal quarter ended March 31, 2007 will be filed with the Securities and Exchange Commission in a quarterly report on Form 10-Q no later than May 15, 2007. The third quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable Securities and Exchange Commission rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For a reconciliation of EBITDA to the most comparable GAAP measure, see the attached Reconciliation of GAAP Net Income to EBITDA and following notes.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, the implementation of the Company’s business and marketing strategies, competition, continued rising fuel and energy costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal work force and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, Monday, May 14, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern) with William H. Williams, President and CEO, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-811-8824 and international participants should dial 1-913-981-4903. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through May 28, 2007 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 5748335.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand.

CONTACTS:
Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share and Per Share Data)

	March 31, 2007 Unaudited	June 24, 2006 (As Restated)	March 25, 2006 (As Restated) Unaudited

Assets
Current assets:
Cash and cash equivalents	$41,580	$18,637	$48,471
Short-term investments	37,363	—	—
Trade accounts receivable, net	5,328	8,926	19,352
Other receivables	1,208	3,059	5,215
Inventories, net	47,204	74,117	65,979
Prepaid catalog expenses	3,425	3,006	6,029
Income taxes receivable	—	556	216
Other current assets	9,000	10,561	24,873
Current assets held for sale	41,455	—	—

Total current assets	186,563	118,922	170,405

Fixed assets, net	158,151	174,010	172,838
Intangibles, net	31,210	32,657	33,524
Deferred financing costs, net	12,803	14,813	15,432
Deferred income taxes	1,484	9,293	14,387
Other assets	721	488	536

Total assets	$390,932	$350,183	$407,122

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$15,001	$21,290	$23,416
Accrued payroll and benefits	13,695	14,895	15,068
Income taxes payable	14	—	—
Deferred revenue	22,100	17,188	25,223
Deferred income taxes	43,485	26,442	41,357
Accrued interest	1,941	5,604	1,799
Accrued restructuring costs	—	—	584
Other accrued liabilities	7,547	11,474	26,331
Capital lease obligation	1,571	—	—
Current liabilities held for sale	8,228	—	—

Total current liabilities	113,582	96,893	133, 778

Long-term debt	245,000	245,000	245,000
Accrued pension liability	18,128	35,621	34,490
Other long-term liabilities	3,403	3,119	2,897

Total liabilities	380,113	380,633	416,135

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,031,816, 1,019,929 and 1,014,888 shares issued and outstanding at March 31, 2007, June 24, 2006 and March 25, 2006, respectively	10	10	10
Additional paid-in capital	5,373	3,954	3,433
Retained earnings (accumulated deficit)	5,436	(34,414)	(12,456)

Total stockholders’ equity (deficit)	10,819	(30,450)	(9,013)

Total liabilities and stockholders’ equity	$390,932	$350,183	$407,122

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended March 31, 2007	Thirteen weeks ended March 25, 2006	Forty weeks ended March 31, 2007	Thirty-nine weeks ended March 25, 2006
Net sales	$98,187	$94,583	$553,237	$514,698
Cost of goods sold	62,134	72,445	290,492	300,412

Gross profit	36,053	22,138	262,745	214,286

Costs and expenses:
Selling, general and administrative	51,457	46,833	185,696	172,898
Selling, general and administrative – related party	250	250	750	750

	51,707	47,083	186,446	173,648

Operating income (loss)	(15,654)	(24,945)	76,299	40,638

Other (income) expense:
Interest income	(1,205)	(1,027)	(1,642)	(1,285)
Interest expense	6,504	6,722	21,634	20,279
Pension curtailment gain	—	—	(15,844)	—
Loss on divestiture of business	7,406	—	7,406	—
Other (income) expense	(270)	(1,714)	(537)	466

	12,435	3,981	11,017	19,460

Income (loss) before income taxes	(28,089)	(28,926)	65,282	21,178
Income tax provision (benefit)	(11,253)	(9,380)	25,432	8,933

Net income (loss)	$(16,836)	$(19,546)	$39,850	$12,245

Earnings (loss) per share:
Basic and diluted	$(16.32)	$(19.26)	$38.88	$12.10

Weighted-average shares outstanding:
Basic and diluted	1,031,713	1,014,888	1,024,861	1,012,171

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Forty weeks ended March 31, 2007	Thirty-nine weeks ended March 25, 2006 (As Restated)
Operating activities
Net income	$39,850	$12,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	13,301	13,134
Amortization of intangible assets	1,447	1,654
Amortization of deferred financing costs	2,010	1,823
Stock option compensation expense	437	339
Write-off of deferred IPO costs	—	2,180
Loss on disposal of fixed assets	218	704
Loss on divestiture of business	7,406	—
Realized and unrealized gain on short-term investments	(188)	—
Pension curtailment gain	(15,844)	—
Deferred income taxes	24,852	8,712
Changes in operating assets and liabilities:
Accounts receivable & other receivables	(9,800)	(14,108)
Inventories	12,080	2,681
Prepaid catalog and other assets	(1,279)	(22,666)
Accounts payable and accrued liabilities	(10,948)	26,830
Deferred revenue	7,658	10,221

Net cash provided by operating activities	71,200	43,749

Investing activities
Acquisition of fixed assets	(11,567)	(10,085)
Proceeds from the sale of fixed assets	76	24
Purchases of short-term investments	(37,175)	—

Net cash used in investing activities	(48,666)	(10,061)

Financing activities
Borrowings of revolving debt	108,500	104,000
Repayments of revolving debt	(108,500)	(104,000)
Repayments of notes payable	—	(268)
Repayments of capital lease obligation	(573)	—
Payments for deferred financing costs	—	(2,986)
Proceeds from exercise of stock options	982	1,230
Dividend	—	(2,600)

Net cash provided by (used in) financing activities	409	(4,624)

Increase in cash and cash equivalents	22,943	29,064
Cash and cash equivalents, beginning of period	18,637	19,677

Cash and cash equivalents, end of period	$41,580	$48,741

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

	Thirteen weeks ended March 31, 2007	Thirteen weeks ended March 25, 2006	Forty weeks ended March 31, 2007	Thirty-nine weeks ended March 25, 2006
Net income (loss)	$(16,836)	$(19,546)	$39,850	$12,245
Interest expense, net	5,299	5,695	19,992	18,994
Provision (benefit) for income taxes	(11,253)	(9,380)	25,432	8,933
Depreciation and amortization	5,055	4,730	14,748	14,788

EBITDA	$(17,735)	$(18,501)	$100,022	$54,960

Interest expense, net	(5,299)	(5,695)	(19,992)	(18,994)
Provision (benefit) for income taxes	11,253	9,380	(25,432)	(8,933)
Stock option compensation expense	128	113	437	339
Write-off of deferred IPO costs	—	—	—	2,180
Loss on disposal of fixed assets	(3)	400	218	704
Loss on divestiture of business	7,406	—	7,406	—
Realized and unrealized gain on short-term investments	(188)	—	(188)	—
Deferred income taxes	(11,452)	(9,640)	24,852	8,712
Pension curtailment gain	—	—	(15,844)	—
Amortization of deferred financing costs	658	657	2,010	1,823
Changes in operating assets and liabilities	(54,687)	(62,026)	(2,289)	2,958

Net cash provided by (used in) operating activities	$(69,919)	$(85,312)	$71,200	$43,749

In the thirteen-week period ended March 31, 2007, net loss and EBITDA included:

•	$0.4 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.2 million severance;

•	$0.3 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.4 million of net proceeds received from a one-time legal settlement;

•	$1.9 million favorable adjustment due to the reconciliation of aged unmatched receipts identified in the ERP conversion process; and

•	$7.4 million of loss on divestiture of business.

In the thirteen-week period ended March 25, 2006, net loss and EBITDA included:

•	$0.3 million of losses related to closed stores;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.2 million of incremental employee executive recruiting and relocation charges; and

•	$1.7 million of net proceeds from an insurance settlement.

In the forty-week period ended March 31, 2007, net income and EBITDA included:

•	$15.8 million non-cash pension curtailment gain;

•	$3.3 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$ 1.0 million severance;

•	$0.8 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.2 million loss on disposal of fixed assets;

•	$0.3 million of income recognized from vendor settlements;

•	$0.4 million of net proceeds received from a one-time legal settlement;

•	$1.5 million favorable adjustment due to the reconciliation of aged unmatched receipts identified in the ERP conversion process; and

•	$7.4 million of loss on divestiture of business.

In the thirty-nine week period ended March 25, 2006, net income and EBITDA included:

•	$0.1 million of income related to closed stores;

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•

$0.1 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.8 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.8 million of incremental employee executive recruiting and relocation charges;

•	$2.2 million of deferred IPO costs that were written off; and

•	$1.7 million of net proceeds from an insurance settlement.

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